---------------------------
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                                                     ---------------------------
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                                                     hours per response. . . .11
                                                     ---------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1


                                 Link Energy LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Limited Liability Company Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    535763106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 31 Pages
                         Exhibit Index Found on Page 30


--------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Offshore Special Holdings LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       1,227,440
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     1,227,440
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,227,440
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 2 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Institutional Special Holdings LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       669,570
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     669,570
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            669,570
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 3 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       1,897,010
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     1,897,010
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,897,010
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            15.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 4 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       517,112
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     517,112
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            517,112
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       25,014
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     25,014
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            25,014
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       542,126
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     542,126
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            542,126
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 7 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 8 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 9 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 10 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 11 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 12 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 13 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 14 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 15 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 16 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 17 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 18 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 19 of 31 Pages

                                       13D

===================
CUSIP No. 535763106
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,439,136  Units,  which is 19.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
      NUMBER OF             7
                                     -0-
                     ----------------===========================================
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            8
      OWNED BY                       2,439,136
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
        EACH                9
                                     -0-
                     ----------------===========================================
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             10
                                     2,439,136
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,439,136
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            19.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 20 of 31 Pages

         This  Amendment  No. 1 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on September 8, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

Item 1.  Security And Issuer
------   -------------------

         Item 1 of the Schedule 13D is amended and restated in its entirety as follows:

         This statement relates to the Limited Liability Company Units (the "Units") of Link Energy LLC (the "Company"). The Company's principal offices are located at 2000 West Sam Houston Parkway South, Suite 400, Houston Texas 77042.

Item 2.  Identity And Background
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The LLCs
         --------

               (i) Farallon Offshore Special Holdings LLC a Delaware limited liability corporation ("FOSH"), with respect to the Units held by it2;

               (ii) Farallon  Institutional  Special  Holdings  LLC  a  Delaware
                    limited liability corporation ("FISH"), with respect to the Units held by it3.

--------------------
2 The non-managing member of FOSH is a discretionary account managed by Farallon Capital Management, L.LC. (the "Managed Account").

3 The non-managing members of FISH are Farallon Capital Institutional Partners, L.P. ("FCIP"), Farallon Capital Institutional Partners II, L.P. ("FCIP") and Farallon Capital Institutional Partners III, L.P. ("FCIP III").


                              Page 21 of 31 Pages

         FOSH and FISH are together referred to herein as the "LLCs."

         The Management Company
         ----------------------

               (iii)Farallon  Capital  Management,  L.L.C.,  a Delaware  limited liability company (the "Management Company"), with respect to the Units held by each of the LLCs.

         The Partnerships
         ----------------

               (iv) Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Units held by it;

               (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Units held by it.

         FCP and Tinicum are together referred to herein as the "Partnerships."

         The General Partner Of The Partnerships
         ---------------------------------------

               (vi) Farallon  Partners,  L.L.C.,  a Delaware  limited  liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Units held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

               (vii)The following  persons who are managing  members of both the
                    General Partner and the Management Company, with respect to the Units held by the Partnerships and the LLCs: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i) the LLCs, the Management Company, the Partnerships, and the General Partner is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.


                              Page 22 of 31 Pages

         (c) The principal business of each of the LLCs is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Management Company is that of a registered investment adviser and to act as the managing member of the LLCs. The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the LLCs, the Management Company, the Partnerships, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the LLCs, the Management Company, the Partnerships, the General Partner or any of the Individual Reporting Persons, during the last five years, has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the LLCs, the Management Company, the Partnerships and the General Partner is set forth above. Each of the Individual Reporting Persons is a citizen of the United States.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                              Page 23 of 31 Pages

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The LLCs
                  --------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each LLC is incorporated herein by reference for each such LLC. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 12,352,750 Units outstanding as of November 7, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission on November 19, 2003.

                  (c) There have been no transactions in the Units since the filing of the prior Schedule 13D.

                  (d) The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership.

                  (c) There have been no transactions in the Units since the filing of the prior Schedule 13D.


                              Page 24 of 31 Pages

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.


                              Page 25 of 31 Pages

         The Units reported hereby for the LLCs are owned directly by the LLCs and those reported hereby for the Partnerships are owned directly by the Partnerships. The Management Company, as managing member to the LLCs, may be deemed to be the beneficial owner of all such Units owned by the LLCs. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Units held by the LLCs and the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.


                              Page 26 of 31 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 12, 2004


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                             And FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC By Joseph F. Downes,
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             And TINICUM PARTNERS, L.P.
                             By Joseph F. Downes,
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen
                             L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of


                              Page 27 of 31 Pages

Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 28 of 31 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------
         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as investment adviser to various managed accounts and limited liability companies
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William
                  F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------
         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William
                  F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------
         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.


                              Page 29 of 31 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d1(k)



                              Page 30 of 31 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 12, 2004


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                             And FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC By Joseph F. Downes,
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             And TINICUM PARTNERS, L.P.
                             By Joseph F. Downes,
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.


                              Page 31 of 31 Pages